Exhibit 99.1

           LESCO ANNOUNCES FOURTH QUARTER & FULL YEAR 2005 RESULTS

         -  Fourth Quarter Stores Segment Net Sales Increase 18.5%  -

     -  Fourth Quarter Same-Store Service Center Sales Increase 10.4%  -

                -  31 New Service Centers Open During 2005  -

    CLEVELAND, March 3 /PRNewswire-FirstCall/ -- LESCO, Inc. (Nasdaq: LSCO), a leading provider of products for the professional green and pest control industries, today announced fourth quarter and full-year results for the period ending December 31, 2005.

    Fourth Quarter 2005 Results

    Net sales for the three months ended December 31, 2005 increased 3.5% to $128.6 million from $124.2 million in the comparable period a year ago. Gross profit on sales increased to 23.3% of net sales, or $29.9 million, compared to 21.9% of net sales, or $27.2 million, in the fourth quarter of 2004. Beginning in the fourth quarter, gross profit reflects the incremental cost of the outsourcing of warehouse and distribution functions to Turf Care Supply Corp.
(TCS). Due to the seasonal nature of the green industry, LESCO historically has recognized a loss in its fourth quarter. The Company reported a 2005 GAAP-basis loss of $1.74 per diluted share versus a loss of $1.49 per diluted share in 2004. The net loss was $15.6 million in the fourth quarter of 2005 compared to a net loss of $13.0 million in the fourth quarter of 2004.

    Fourth quarter 2005 operating results included costs of $4.7 million, or $0.53 per diluted share, related to the Company's supply chain transaction, including $2.2 million of expense to close the four distribution hubs that were not purchased by TCS. Additional net charges included $2.5 million, or $0.28 per diluted share, for the markdown costs to restructure the Company's parts sourcing model and product offering, which are included in cost of product, and $2.6 million, or $0.29 per diluted share, for expenses associated with a stock option buyout and severance costs for former executives, which is included in general and administrative costs. Fourth quarter 2004 operating results included $1.9 million, or $0.22 per diluted share, of net expense related to the Company's corporate headquarters relocation along with hurricane and flood related activity, and $5.2 million, or $0.60 per diluted share, in charges associated with a supplier contract termination.

    Jeffrey Rutherford, President and Chief Executive Officer stated, "This past year, the Company reached a significant inflection point as we completed our strategic and financial restructuring, and our primary focus is now on operating performance. As we build on the refined model we have put in place over the past few years, we expect to make additional progress in opening new service centers and improving our operations in 2006 and the years ahead. We firmly believe LESCO is well-positioned to increase profitability consistently over the long term."

    The Company's GAAP results do not reflect any tax benefit related to the Company's fourth quarter 2005 and fourth quarter 2004 loss before income tax because of the required accounting treatment for LESCO's deferred tax assets. Assuming a 39% tax rate to realize the deferred tax benefit, which LESCO typically utilizes to evaluate year-over-year performance, and excluding net charges totaling $9.8 million related to the sale of the Company's supply chain assets, its outsourcing of parts merchandise and further rationalization of its product assortment, and the stock option buyout and severance costs, the Company would have reported a fourth quarter 2005 adjusted loss of $0.39 per diluted share. This compares to an adjusted loss of $0.42 per diluted share in the fourth quarter 2004, excluding net charges of $7.1 million related to corporate relocation expense, hurricane and flood damage, and vendor contract termination costs and assuming a 39% tax rate. Management believes these adjusted results are useful to investors to permit them to assess the Company's results from ongoing operations. A reconciliation of our adjusted results to the most directly comparable GAAP measure is set forth in the attached Consolidated Statements of Operations GAAP to non-GAAP reconciliation.

    Full Year 2005 Results

    Net sales for the twelve months ended December 31, 2005 increased 2.6% to $575.7 million from $561.0 million in the comparable period a year ago. Gross profit increased to $141.4 million, or 24.6% of net sales, from $138.4 million, or 24.7% of net sales last year. Gross profit was negatively impacted by $6.3 million, or 1.1% of net sales, in 2005 due to inventory markdowns related to the Company's decision to outsource parts distribution and further rationalize its product offering, along with costs incurred to dispose of inventory in conjunction with the supply chain transaction. In 2005, the Company reported a GAAP basis net loss of $26.7 million, or $3.00 per diluted share, compared to a net loss of $5.6 million, or $0.65 per diluted share, in 2004.

    Included in the full-year 2005 results were costs of $24.0 million, or $2.70 per diluted share, related to the supply chain transaction, including costs for the closing of four distribution hubs that were not purchased by TCS; $6.3 million, or $0.70 per diluted share, for the markdown charge to restructure the parts sourcing model and rationalize LESCO's product offering and to dispose of inventory in conjunction with the supply chain transaction; $2.6 million, or $0.30 per diluted share, for stock option buyout and severance costs for former executives; and $0.5 million, or $0.05 per diluted share, for costs associated with a supplier contract termination. In 2004, full-year results were reduced by $6.9 million for corporate headquarters relocation expense; $5.2 million for costs associated with a supplier contract termination including product markdown costs; and $1.2 million for hurricane and flood-related charges, equating in the aggregate to a $1.53 charge per diluted share. For the full year, the Company would have reported adjusted net income of $0.45 per diluted share for 2005 compared to $0.55 per diluted share for 2004, excluding these charges and assuming a 39% tax rate. A reconciliation of our adjusted results to the most directly comparable GAAP measures is set forth in the attached Consolidated Statements of Operations GAAP to non-GAAP reconciliation.

    Segment Operating Results

    Concurrently with the sale of its supply chain assets, the Company revised its segment reporting and now reports on two segments - Stores and Direct. The Stores Segment includes operating results of the Company's Service Centers, Stores-on-Wheels(R) vehicles and field management costs. The Direct Segment includes the operating results of all non-store transactions.

    Mr. Rutherford added, "We have streamlined our business and are delivering on our strategic initiatives. During the fourth quarter, we achieved a milestone by opening our 300th Service Center location, and we began to see more traction in our Stores Segment strategy as evidenced by the shift in sales towards this higher growth, higher return store model. Through the use of targeted promotions, and by leveraging the strength of our store professionals, we were able to drive sales and market share growth. Drawing on the experience of our management team, we are improving our merchandising, marketing and store operations, which should translate into incremental revenues and gross profit expansion."

    Stores Segment Operating Results - Stores Segment net sales for the three months ended December 31, 2005 increased 18.4% to $115.7 million from $97.7 million in the same period a year ago. Service Center net sales increased 16.2% and Stores-on-Wheels net sales increased 29.0%. Comparable Service Center sales increased 10.4%. Gross profit as a percentage of sales increased 140 basis points to 25.8% from 24.4%, driven by better product margins in our seed and control product categories.

    Stores Segment selling expense increased $5.5 million on a quarter-over-quarter basis to $21.9 million, or 18.9% of net sales, from $16.4 million, or 16.8% of net sales, in 2004. Of this increase, $1.5 million is directly attributable to the 31 new Service Centers and $1.0 million to the 38 new Stores-on-Wheels opened during the past twelve months along with $0.6 million of additional field management expense to enhance the structure to support future store growth. Additionally, selling expense increased due to the timing of certain costs related to training and selling support and the achievement of sales and productivity goals that resulted in an increase in field personnel incentive compensation.

    Merchant discounts were $2.1 million, or 1.8% of net sales, during the quarter versus $1.0 million, or 1.0% of net sales, in the same period in 2004. This increase is due to a shift in mix of customer credit usage towards higher-cost bank cards from the Company's private label credit program.

    Earnings before interest and taxes declined to $5.9 million in fourth quarter 2005 versus $6.4 million for the same period last year.

    Stores Segment net sales for the twelve months ended December 31, 2005 increased 10.4% to $499.5 million. Service Center net sales increased 9.7% and Stores-on-Wheels net sales increased 14.5%. Comparable Service Center net sales increased 5.8% for the year. Gross profit as a percentage of net sales increased 60 basis points to 27.8%. The $14.5 million year-over-year increase in selling expense is directly attributable to $4.5 million for new Service Centers and $3.9 million for Stores-on-Wheels openings during the past twelve months, along with $2.7 million for the expansion of the field management team and other training and incentive costs as discussed above. Merchant discount fees increased to $8.4 million, or 1.7% of net sales, from $6.3 million, or 1.4% of net sales, in the previous year. This increase as a percentage of net sales was driven by the previously described shift in customer credit usage between private label and national bank cards. Earnings before interest and taxes were $47.5 million versus $48.4 million during the same period in the prior year. While Stores-on-Wheels contributed to the expansion of gross profit, their operating profit was negatively impacted by incremental expenses of $6.6 million, resulting in a net decrease in operating profit of $3.6 million.

    Direct Segment Operating Results - Direct Segment net sales were $12.9 million for the three months ended December 31, 2005 versus $26.5 million in the comparable period a year ago. The decline is directly attributable to the Company's decision to restructure and redeploy its direct sales representatives in March of 2005. Gross profit as a percentage of sales increased 360 basis points to 19.4% from 15.8% as a result of a continued focus in national accounts on customer profitability rather than sales volume.

    Direct Segment selling expense decreased $2.4 million on a quarter-over-quarter basis to $0.6 million, or 4.7% of net sales, from 11.3% of net sales in 2004. This decrease is due to the significant reduction in the number of direct sales representatives. Merchant discounts were flat year-over-year at $0.4 million, but increased 160 basis points to 3.1% of net sales reflecting the write-off of certain recourse accounts.

    Earnings before interest and taxes were $1.5 million in the current year versus $0.8 million in the prior year.

    Direct Segment net sales for the twelve months ended December 31, 2005 were $76.2 million compared to $108.6 million in 2004. Gross profit as a percentage of sales was 11.7% versus 14.9% in 2004; however, the Company began addressing lower-profit accounts which were then restructured in 2005. For the full year, Direct Segment selling expense declined $7.6 million, primarily attributable to the reduction in direct sales representatives. Merchant discounts increased $0.2 million to 2.5% of net sales in 2005 compared to 1.6% in 2004 primarily due to recourse account activity as previously discussed. Earnings before interest and taxes grew to $1.4 million in 2005 from $1.3 million in the prior year.

    Corporate

    The two operating segments are supplemented by Corporate costs incurred for support functions, including Corporate selling expenses, merchant discounts, general and administrative expenses, and new store pre-opening costs. Total Corporate expense for the fourth quarter of 2005 was $22.8 million, which included $9.8 million of net costs for the transaction with TCS, accelerated markdowns, severance and stock option repurchase costs. Total Corporate expense for the fourth quarter of 2004 was $20.0 million, which included a net expense of $7.1 million for corporate headquarters relocation, hurricane and flood related activity, and charges associated with a supplier contract termination.

    Corporate selling expense, comprised of customer service, bids processing, product registration and marketing expenses, was $2.7 million in the fourth quarter of 2005 compared to $3.2 million for the same period in 2004. Corporate merchant discounts, which are incurred for the extension of customer payment terms, increased to $4.1 million from $2.5 million for the like period last year as market conditions necessitated more aggressive promotional offerings, and our customers participated at higher-than-historical levels. General and administrative expense was $8.3 million, including stock option repurchase and severance expenses, compared to $7.1 million in the fourth quarter of 2004. These 2005 results reflect a reduction or elimination of some expenses as a result of the supply chain transaction. Pre-opening expense in the fourth quarter of 2005 was $0.5 million compared to $0.2 million for the same period last year.

    Total Corporate expense for the full year 2005 was $74.7 million, versus $54.2 million in 2004, both of which include the incremental expenses delineated above in the full-year Company results.

    New Service Centers and Stores-on-Wheels

    LESCO increased its Service Centers by 11% in 2005, opening 11 new Service Centers during the fourth quarter of 2005 and 31 for the full year. On December 31, 2005, there were 305 Service Centers in operation, versus 274 at the end of 2004. The Company opened 65% of the new Service Centers during the second half of 2005. The 79 Service Centers that were opened from 2003 through the end of 2005 generated net sales of $14.7 million for the quarter and pre-tax loss of $0.7 million. For the full year 2005, these Service Centers generated net sales of $55.4 million and pre-tax income of $0.5 million.

    These results reflect our new segment reporting. Our new store financial model has been revised to include all warehouse and distribution costs, of which some were historically considered fixed costs and are now reported as variable costs in our segment results.

    LESCO increased its Stores-on-Wheels fleet by 52% in 2005, opening 38 new Stores-on-Wheels vehicles during the year. On December 31, 2005, there were 111 Stores-on-Wheels vehicles in operation, versus 73 at the end of 2004.

    Sale of Supply Chain Assets

    On October 11, 2005, the Company announced that it had completed the sale of its supply chain assets and consumable products inventory, including fertilizer, seed, control products, combination products, and related products, to TCS. The supply chain assets sold included all four of LESCO's blending facilities and the majority of the Company's warehouse and distribution centers. At closing, the Company received $15 million in cash and $19 million in accounts receivable from TCS. The accounts receivable were fully collected during the fourth quarter. Ultimately, the Company expects to harvest $25 million in cash after settling all requirements associated with the transaction including the accounts payable due to vendors for the inventory sold to TCS.

    Share Repurchase Program

    With the sale of the supply chain assets complete, the Company announced on October 21, 2005 that its Board of Directors had authorized the repurchase of up to 1.5 million common shares and equivalents. Repurchases under the Company's share buy back program will be made in the open market or through privately negotiated transactions. During the fourth quarter, the Company repurchased options to purchase approximately 336,000 common shares that could have been exercised at various intervals over the next six years and recognized a related charge of $1.3 million.

    Balance Sheet

    As of December 31, 2005, LESCO's cash and cash equivalent balance was $21.0 million versus $8.1 million at the same time last year. The Company had no debt at December 31, 2005, compared to total debt of $7.3 million as of December 31, 2004.

    Full Year 2006 Guidance

    The Company announced preliminary guidance for fiscal 2006 for each of its operating segments, Stores and Direct, as well as for its Corporate support costs. We currently anticipate the following financial results:

     - Stores Segment
          - Net revenue growth between 10.0% and 12.0%,
          - Gross profit rate (including distribution costs) of 25.6% to 25.9%,
          - Selling expense at 16.0% of net sales,
          - Merchant discounts expense from 1.5% to 1.7% of net sales,
          - Store openings up to 40 new Service Centers,
          - New Service Center operating model assumptions:

           ($000's)        Sales    4-Wall EBIT
           -----------   --------   -----------
            Year 1       $    550   $       (45)
            Year 2       $    800   $        10
            Year 3       $  1,000   $        55
            Year 4       $  1,200   $        80
            Year 5       $  1,300   $       110

     - Direct Segment
          - Net revenue declining 14.0% to 15.0%,
          - Gross profit rate (including distribution costs) improving to 16.0%,
          - Selling expense de-leveraging on a year-over-year basis to 7.6% of net sales,
          - Merchant discounts improving to 2.0% of net sales.

     - Corporate Support Costs
          - Improvement of 6.0% to 9.0%,
          - Selling expense at 1.6% of consolidated net sales,
          - Merchant discounts expense at 0.7% of consolidated net sales,
          - General and administrative expense of $22 to $23 million,
          - No net interest expense,
          - Pre-opening expense of approximately $2.5 million.

    Conference Call

    The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 8:30 a.m. (Eastern). Hosting the call will be Jeffrey Rutherford, President and Chief Executive Officer, and Michael Weisbarth, Chief Financial Officer and Treasurer. The live call can be accessed by dialing 1-800-260-8140, passcode 86190023. Participants should register at least 15 minutes prior to the commencement of the call. The conference call will also include a question and answer session.

    Additionally, a live audio webcast will be available to interested parties at www.lesco.com. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software. Questions can be submitted either in advance or during the webcast via email to ir@lesco.com or through the Company's corporate web site where a link will be provided on the "Home" page.

    LESCO's culture demands the highest of ethical standards and accountability manifested in full and fair financial disclosure to our shareholders. LESCO management encourages the participation of our shareholders and other interested parties in our conference calls and live webcasts. For those who cannot participate in the conference call or the live webcast, a replay will be available beginning approximately one hour after the conclusion of the event on LESCO's web site.

    About LESCO, Inc.
    LESCO currently serves more than 130,000 customers worldwide, through 305 LESCO Service Center(R) locations, 111 LESCO Stores-on-Wheels vehicles, the Internet, and other direct sales efforts. Additional information about LESCO can be found on the Internet at www.lesco.com.

    Statements in this news release under the heading 2006 Guidance and other statements relating to sales and earnings expectations, new Service Center openings and profitability, and other statements that are not historical information are forward-looking statements and, as such, reflect only the Company's best assessment at this time. Investors are cautioned that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from such statements and that investors should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those projected or implied in the forward- looking statements include, but are not limited to, the final resolution of certain contingencies relative to the collection of identified accounts receivable; the Company's ability to add new Service Centers in accordance with its plans, which can be affected by local zoning and other governmental regulations and its ability to find favorable store locations, to negotiate favorable leases, to hire qualified individuals to operate the Service Centers, and to integrate new Service Centers into the Company's systems; the Company's ability to transition quickly and effectively from a golf sales representative model to a Stores-on-Wheels model; competitive factors in the Company's business, including pricing pressures; lack of availability or instability in the cost of raw materials which affects the costs of certain products; the successful and uninterrupted performance of supply chain services by Turf Care Supply Corp; the Company's ability to impose price increases on customers without a significant loss in revenues; potential rate increases by third-party carriers which affect the cost of delivery of products; changes in existing law; the Company's ability to effectively market and distribute new products; the success of the Company's operating plans; any litigation or regulatory proceedings against the Company; regional weather conditions; and the condition of the industry and the economy. For a further discussion of risk factors, investors should refer to the Company's Securities and Exchange Commission reports, including but not limited to its Form 10-K for the year ended December 31, 2004.

     Contact:
     Michael Weisbarth
     Chief Financial Officer and Treasurer
     LESCO, Inc.
     (216) 706-9250

                                   LESCO, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    Three Months Ended            Twelve Months Ended
                                                        December 31,                  December 31,
                                                ---------------------------   ---------------------------
(Dollars in thousands, except per share data)       2005           2004           2005          2004
---------------------------------------------   ------------   ------------   ------------   ------------
Net sales                                       $    128,624   $    124,153   $    575,745   $    561,041
  Cost of product
   (including distribution
   costs)                                            (98,768)       (96,954)      (434,334)      (422,617)

Gross profit on sales                                 29,856         27,199        141,411        138,424

  Selling expense                                    (25,216)       (22,619)       (98,837)       (91,758)
  General & administrative
   expense                                            (8,317)        (7,055)       (26,739)       (27,000)
  Merchant discounts and
   provision for doubtful
   accounts                                           (6,582)        (3,898)       (15,893)       (10,757)
  Pre-opening expense                                   (500)          (194)        (1,607)        (1,158)
  Corporate relocation                                     -         (1,961)             -         (6,878)
  Hurricane/flood                                          -            107              -         (1,243)
  Vendor contract termination                              -         (4,404)          (474)        (4,404)
  Supply chain transaction
   expense                                            (4,716)             -        (24,039)             -
  Other expense                                           (4)          (168)          (118)          (272)
  Other income                                            26            150            470            508

Loss before interest and taxes                       (15,453)       (12,843)       (25,826)        (4,538)
Interest expense, net                                   (115)          (151)          (856)          (747)
Loss before taxes                                    (15,568)       (12,994)       (26,682)        (5,285)
Income tax (provision) benefit:
  Current                                                  -          2,825              -           (340)
  Deferred                                             3,016          2,205          9,536          2,363
  Change in valuation allowance                       (3,016)        (5,030)        (9,536)        (2,363)
                                                           -              -              -           (340)

Net loss                                        $    (15,568)  $    (12,994)  $    (26,682)  $     (5,625)

Loss per common share:
  Diluted                                       $      (1.74)  $      (1.49)  $      (3.00)  $      (0.65)
  Basic                                         $      (1.74)  $      (1.49)  $      (3.00)  $      (0.65)
Average number of common shares and
 common share equivalents outstanding:
  Diluted                                          8,940,502      8,705,527      8,887,024      8,696,356
  Basic                                            8,940,502      8,705,527      8,887,024      8,696,356

                                   LESCO, INC.
                           CONSOLIDATED BALANCE SHEETS

                                                       December 31,
                                                ---------------------------
(Dollars in thousands)                              2005           2004
---------------------------------------------   ------------   ------------
CURRENT ASSETS:
   Cash and cash equivalents                    $     21,030   $      8,101
   Accounts receivable, net                           16,310         16,931
   Inventories                                        80,346        100,582
   Other                                               2,667          3,126
      TOTAL CURRENT ASSETS                           120,353        128,740
Property, plant and equipment, net                     9,624         26,019
Other                                                    904          1,234
                                                $    130,881   $    155,993

CURRENT LIABILITIES:
   Accounts payable                             $     61,381   $     56,371
   Accrued liabilities                                24,576         24,184
   Revolving credit facility                               -          7,303
      TOTAL CURRENT LIABILITIES                       85,957         87,858
Deferred - other                                       2,166          1,612
      TOTAL LIABILITIES                               88,123         89,470

SHAREHOLDERS' EQUITY:
   Common shares--without par value--
      19,500,000 shares authorized;
      8,949,921 shares issued and
      outstanding at December 31,
      2005 and 8,697,194 issued and
      outstanding December 31, 2004                      894            870
   Paid-in capital                                    38,051         34,846
   Retained earnings                                   4,955         31,637
   Unearned compensation                              (1,142)          (830)
      TOTAL SHAREHOLDERS' EQUITY                      42,758         66,523

                                                $    130,881   $    155,993

                                   LESCO, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          For the Twelve Months Ended
                                                                 December 31,
                                                          ---------------------------
(Dollars in thousands)                                        2005           2004
-------------------------------------------------------   ------------   ------------
OPERATING ACTIVITIES:
  Net loss                                                $    (26,682)  $     (5,625)
  Adjustments to reconcile net loss to net
   cash provided by operating activities:
     Depreciation and amortization                               6,057          7,457
     Decrease (increase) in accounts receivable                    621         (3,599)
     Sale of accounts receivable                                     -          5,946
     Inventory markdown                                          6,260            799
     Decrease (increase) in inventories                         13,976         (7,801)
     Loss on sale of fixed assets                               14,128            658
     Impairment of fixed assets                                    352              -
     Increase in accounts payable                                6,047         11,853
     Amortization of unearned compensation                       1,296            607
     (Increase) decrease in current income tax                      (9)         3,961
     Other                                                       1,518          8,618
  NET CASH PROVIDED BY OPERATING ACTIVITIES                     23,564         22,874

INVESTING ACTIVITIES:
  Proceeds on the sale of fixed assets                             275          1,822
  Purchase of property, plant and equipment, net
     Stores                                                     (3,094)        (1,598)
     Other                                                      (1,097)        (2,747)
  NET CASH USED IN INVESTING ACTIVITIES                         (3,916)        (2,523)

FINANCING ACTIVITIES:
  Decrease in overdraft balances                                (1,037)        (5,913)
  Proceeds from borrowings                                     704,877        647,187
  Reduction of borrowings                                     (712,180)      (661,300)
  Exercised stock options, net of
   treasury shares                                               1,621            271
  NET CASH USED IN FINANCING ACTIVITIES                         (6,719)       (19,755)

Net change in cash and cash equivalents                         12,929            596
Cash and cash equivalents - Beginning
 of the period                                                   8,101          7,505
  CASH AND CASH EQUIVALENTS - END OF THE PERIOD           $     21,030   $      8,101

Supplemental disclosure of cash flow information:
  Interest paid, including letters of
   credit and unused facility fees                        $       (946)  $       (776)
  Income taxes (paid) refunded                            $       (140)  $      3,575

                                   LESCO, INC.
                            SEGMENT INCOME STATEMENT

                                                             Three Months Ended December 31,
                                                ---------------------------------------------------------
                                                          Stores                      Direct Sales
                                                ---------------------------   ---------------------------
                                                    2005           2004           2005          2004
                                                ------------   ------------   ------------   ------------
Net sales                                       $      115.7   $       97.7   $       12.9   $       26.5
   Cost of Product (including
    distribution costs)                                (85.8)         (73.9)         (10.4)         (22.3)
Gross profit on sales                           $       29.9   $       23.8   $        2.5   $        4.2
     % to Net Sales                                     25.8%          24.4%          19.4%          15.8%

  Selling expense                               $      (21.9)  $      (16.4)  $       (0.6)  $       (3.0)
     % to Net Sales                                    (18.9)%        (16.8)%         (4.7)%        (11.3)%

  Merchant discounts                            $       (2.1)  $       (1.0)  $       (0.4)  $       (0.4)
     % to Net Sales                                     (1.8)%         (1.0)%         (3.1)%         (1.5)%

  Pre-opening expense                                      -              -              -              -
     % to Net Sales                                        -              -              -              -

  General & administrative expense                         -              -              -              -
     % to Net Sales                                        -              -              -              -

  Supply chain transaction expense                         -              -              -              -
     % to Net Sales                                        -              -              -              -

  Vendor contract termination                              -              -              -              -
     % to Net Sales                                        -              -              -              -

  Corporate relocation expense                             -              -              -              -
     % to Net Sales                                        -              -              -              -

  Hurricane/flood expense                                  -              -              -              -
     % to Net Sales                                        -              -              -              -

Earnings (loss) before interest and
 taxes                                          $        5.9   $        6.4   $        1.5   $        0.8
     % to Net Sales                                      5.1%           6.6%          11.6%           3.0%

                                                             Three Months Ended December 31,
                                                ---------------------------------------------------------
                                                         Corporate                      Total
                                                ---------------------------   ---------------------------
                                                    2005           2004           2005          2004
                                                ------------   ------------   ------------   ------------
Net sales                                       $          -   $          -   $      128.6   $      124.2
   Cost of Product (including
    distribution costs)                                 (2.5)          (0.8)         (98.7)         (97.0)
Gross profit on sales                           $       (2.5)  $       (0.8)  $       29.9   $       27.2
     % to Net Sales                                                                   23.3%          21.9%

  Selling expense                               $       (2.7)  $       (3.2)  $      (25.2)  $      (22.6)
     % to Net Sales                                                                  (19.6)%        (18.2)%

  Merchant discounts                            $       (4.1)  $       (2.5)  $       (6.6)  $       (3.9)
     % to Net Sales                                                                   (5.1)%         (3.1)%

  Pre-opening expense                           $       (0.5)  $       (0.2)  $       (0.5)  $       (0.2)
     % to Net Sales                                                                   (0.4)%         (0.2)%

  General & administrative expense              $       (8.3)  $       (7.1)  $       (8.3)  $       (7.1)
     % to Net Sales                                                                   (6.5)%         (5.7)%

  Supply chain transaction expense              $       (4.7)             -   $       (4.7)             -
     % to Net Sales                                                                   (3.7)%            -

  Vendor contract termination                              -   $       (4.4)             -   $       (4.4)
     % to Net Sales                                                                      -           (3.5)%

  Corporate relocation expense                             -   $       (1.9)             -   $       (1.9)
     % to Net Sales                                                                      -           (1.5)%

  Hurricane/flood expense                                  -   $        0.1              -   $        0.1
     % to Net Sales                                                                      -            0.1%

Earnings (loss) before interest and
 taxes                                          $      (22.8)  $      (20.0)  $      (15.4)  $      (12.8)
     % to Net Sales                                                                  (12.0)%        (10.3)%

                                 LESCO, INC.
                            SEGMENT INCOME STATEMENT

                                                             Twelve Months Ended December 31,
                                                ---------------------------------------------------------
                                                          Stores                       Direct Sales
                                                ---------------------------   ---------------------------
                                                    2005           2004           2005           2004
                                                ------------   ------------   ------------   ------------
Net sales                                       $      499.5   $      452.4   $       76.2   $      108.6
   Cost of Product (including
    distribution costs)                               (360.8)        (329.4)         (67.3)         (92.4)
Gross profit on sales                           $      138.7   $      123.0   $        8.9   $       16.2
     % to Net Sales                                     27.8%          27.2%          11.7%          14.9%

  Selling expense                               $      (82.8)  $      (68.3)  $       (5.6)  $      (13.2)
     % to Net Sales                                    (16.6)%        (15.1)%         (7.3)%        (12.2)%

  Merchant discounts                            $       (8.4)  $       (6.3)  $       (1.9)  $       (1.7)
     % to Net Sales                                     (1.7)%         (1.4)%         (2.5)%         (1.6)%

  Pre-opening expense                                      -              -              -              -
     % to Net Sales                                        -              -              -              -

  General & administrative expense                         -              -              -              -
     % to Net Sales                                        -              -              -              -

  Supply chain transaction expense                         -              -              -              -
     % to Net Sales                                        -              -              -              -

  Vendor contract termination                              -              -              -              -
     % to Net Sales                                        -              -              -              -

  Corporate relocation expense                             -              -              -              -
     % to Net Sales                                        -              -              -              -

  Hurricane/flood expense                                  -              -              -              -
     % to Net Sales                                        -              -              -              -

  Other income (expense)                                   -              -              -              -
     % to Net Sales                                        -              -              -              -

Earnings (loss) before interest and
 taxes                                          $       47.5   $       48.4   $        1.4   $        1.3
     % to Net Sales                                      9.5%          10.7%           1.8%           1.2%

                                                             Twelve Months Ended December 31,
                                                ---------------------------------------------------------
                                                         Corporate                       Total
                                                ---------------------------   ---------------------------
                                                    2005           2004           2005           2004
                                                ------------   ------------   ------------   ------------
Net sales                                       $          -   $          -   $      575.7   $      561.0
   Cost of Product (including
    distribution costs)                                 (6.2)          (0.8)        (434.3)        (422.6)
Gross profit on sales                           $       (6.2)  $       (0.8)  $      141.4   $      138.4
    % to Net Sales                                                                    24.6%          24.7%

  Selling expense                               $      (10.4)  $      (10.2)  $      (98.8)  $      (91.7)
    % to Net Sales                                                                   (17.2)%        (16.3)%

  Merchant discounts                            $       (5.6)  $       (2.7)  $      (15.9)  $      (10.7)
    % to Net Sales                                                                    (2.8)%         (1.9)%

  Pre-opening expense                           $       (1.6)  $       (1.2)  $       (1.6)  $       (1.2)
    % to Net Sales                                                                    (0.3)%         (0.2)%

  General & administrative
   expense                                      $      (26.7)  $      (27.0)  $      (26.7)  $      (27.0)
    % to Net Sales                                                                    (4.6)%         (4.8)%

  Supply chain transaction
   expense                                      $      (24.0)             -   $      (24.0)             -
    % to Net Sales                                                                    (4.2)%            -

  Vendor contract termination                   $       (0.5)  $       (4.4)          (0.5)  $       (4.4)
    % to Net Sales                                                                    (0.1)          (0.8)%

  Corporate relocation expense                             -   $       (6.9)             -   $       (6.9)
    % to Net Sales                                                                       -           (1.2)%

  Hurricane/flood expense                                  -   $       (1.2)             -   $       (1.2)
    % to Net Sales                                                                       -           (0.2)%

  Other income (expense)                        $        0.3   $        0.2   $        0.3   $        0.2
    % to Net Sales                                                                     0.1%           0.0%

Earnings (loss) before
 interest and taxes                             $      (74.7)  $      (54.2)  $      (25.8)  $       (4.5)
    % to Net Sales                                                                    (4.5)%         (0.8)%

                                   LESCO, INC.
           SALES BY CUSTOMER SECTOR AND TRANSACTING SELLING LOCATIONS

                                                           Three Months Ended December 31, 2005
                                                ---------------------------------------------------------
                                                  Service       Stores on
(Dollars in millions)                             Centers         Wheels         Direct         Total
---------------------------------------------   ------------   ------------   ------------   ------------
Lawn care                                       $       87.4   $        0.9   $       10.9   $       99.2
Golf                                                     7.3           21.9            2.1           31.3
Gross sales                                             94.7           22.8           13.0          130.5
Net sales adjustments (a)                               (0.8)          (1.0)          (0.1)          (1.9)
   Net sales                                    $       93.9   $       21.8   $       12.9   $      128.6

                                                           Three Months Ended December 31, 2004
                                                ---------------------------------------------------------
                                                  Service       Stores on
(Dollars in millions)                             Centers         Wheels         Direct         Total
---------------------------------------------   ------------   ------------   ------------   ------------
Lawn care                                       $       73.5   $        0.7   $       11.9   $       86.1
Golf                                                     7.8           20.8           11.4           40.0
Gross sales                                             81.3           21.5           23.3          126.1
Net sales adjustments (a)                               (0.5)          (4.6)           3.2           (1.9)
   Net sales                                    $       80.8   $       16.9   $       26.5   $      124.2

                                                             Three Months Ended December 31,
                                                                        % Change
                                                ---------------------------------------------------------
                                                  Service       Stores on
(Dollars in millions)                             Centers         Wheels         Direct         Total
---------------------------------------------   ------------   ------------   ------------   ------------
Lawn care                                               18.9%          28.6%          (8.4)%         15.2%
Golf                                                    (6.4)           5.3          (81.6)         (21.8)
Gross sales                                             16.5            6.0          (44.2)           3.5
Net sales adjustments (a)                              (60.0)          78.3         (103.1)           0.0
   Net sales                                            16.2%          29.0%         (51.3)%          3.5%

                                                          Twelve Months Ended December 31, 2005
                                                ---------------------------------------------------------
                                                  Service       Stores on
(Dollars in millions)                             Centers         Wheels         Direct         Total
---------------------------------------------   ------------   ------------   ------------   ------------
Lawn care                                       $      388.1   $        3.5   $       69.0   $      460.6
Golf                                                    35.8           77.3            9.2          122.3
Gross sales                                            423.9           80.8           78.2          582.9
Net sales adjustments (a)                               (2.4)          (2.8)          (2.0)          (7.2)
   Net sales                                    $      421.5   $       78.0   $       76.2   $      575.7

(a) Net sales adjustments include freight revenue reduced by agency sales, customer discounts, and rebates.

                                                          Twelve Months Ended December 31, 2004
                                                ---------------------------------------------------------
                                                  Service       Stores on
(Dollars in millions)                             Centers         Wheels         Direct         Total
---------------------------------------------   ------------   ------------   ------------   ------------
Lawn care                                       $      349.9   $        2.7   $       72.8   $      425.4
Golf                                                    34.5           70.9           34.7          140.1
Gross sales                                            384.4           73.6          107.5          565.5
Net sales adjustments (a)                               (0.1)          (5.5)           1.1           (4.5)
   Net sales                                    $      384.3   $       68.1   $      108.6   $      561.0

                                                             Twelve Months Ended December 31,
                                                                         % Change
                                                ---------------------------------------------------------
                                                  Service       Stores on
(Dollars in millions)                             Centers         Wheels         Direct         Total
---------------------------------------------   ------------   ------------   ------------   ------------
Lawn care                                               10.9%          29.6%          (5.2)%          8.3%
Golf                                                     3.8            9.0          (73.5)         (12.7)
Gross sales                                             10.3            9.8          (27.3)           3.1
Net sales adjustments (a)                           (2,300.0)          49.1         (281.8)         (60.0)
   Net sales                                             9.7%          14.5%         (29.8)%          2.6%

(a) Net sales adjustments include freight revenue reduced by agency sales, customer discounts, and rebates.

                                   LESCO, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         GAAP to Non-GAAP Reconciliation

                                              Three Months Ended December 31, 2005
                                           ------------------------------------------
                                                                            Results
                                                                          Including
                                               GAAP           (a)(b)      Adjustments
                                             Results       Adjustments    (Non-GAAP)
                                           ------------   ------------   ------------
(Dollars in thousands,
 except per share data)
Net sales                                  $    128,624   $          -   $    128,624
  Cost of product (including
   distribution costs)                          (98,768)         2,475        (96,293)
Gross profit on sales                            29,856          2,475         32,331
  Selling expense                               (25,216)             -        (25,216)
  General & administrative expense               (8,317)         2,635         (5,682)
  Merchant discounts and provision
     for doubtful accounts                       (6,582)             -         (6,582)
  Pre-opening expense                              (500)             -           (500)
  Corporate relocation                                -              -              -
  Hurricane/flood expense                             -              -              -
  Vendor contract termination                         -              -              -
  Supply chain transaction expense               (4,716)         4,716              -
  Other expense                                      (4)             -             (4)
  Other income                                       26              -             26

(Loss) income before interest and
 taxes                                          (15,453)         9,826         (5,627)
Interest expense, net                              (115)             -           (115)
(Loss) income before taxes                      (15,568)         9,826         (5,742)
Income tax (provision) benefit:
  Current                                             -          2,239          2,239
  Deferred                                        3,016              -          3,016
  Change in valuation allowance                  (3,016)             -         (3,016)
                                                      -          2,239          2,239
Net (loss) income                          $    (15,568)  $     12,065   $     (3,503)

Loss per common share:
  Diluted                                  $      (1.74)                 $      (0.39)
  Basic                                    $      (1.74)                 $      (0.39)
Average number of common shares and
 common share equivalents outstanding:
  Diluted                                     8,940,502                     8,940,502
  Basic                                       8,940,502                     8,940,502

                                             Three Months Ended December 31, 2004
                                           ------------------------------------------
                                                                            Results
                                                                          Including
                                               GAAP           (b)(c)      Adjustments
                                             Results       Adjustments    (Non-GAAP)
                                           ------------   ------------   ------------
(Dollars in thousands,
 except per share data)
Net sales                                  $    124,153   $          -   $    124,153
  Cost of product (including
   distribution costs)                          (96,954)           799        (96,155)
Gross profit on sales                            27,199            799         27,998
  Selling expense                               (22,619)             -        (22,619)
  General & administrative expense               (7,055)             -         (7,055)
  Merchant discounts and provision
     for doubtful accounts                       (3,898)             -         (3,898)
  Pre-opening expense                              (194)             -           (194)
  Corporate relocation                           (1,961)         1,961              -
  Hurricane/flood expense                           107           (107)             -
  Vendor contract termination                    (4,404)         4,404              -
  Supply chain transaction expense                    -              -              -
  Other expense                                    (168)             -           (168)
  Other income                                      150              -            150

(Loss) income before interest and
 taxes                                          (12,843)         7,057         (5,786)
Interest expense, net                              (151)             -           (151)
(Loss) income before taxes                      (12,994)         7,057         (5,937)
Income tax (provision) benefit:
  Current                                         2,825          2,315          5,140
  Deferred                                        2,205              -          2,205
  Change in valuation allowance                  (5,030)             -         (5,030)
                                                      -          2,315          2,315
Net (loss) income                          $    (12,994)  $      9,372   $     (3,622)

Loss per common share:
  Diluted                                  $      (1.49)                 $      (0.42)
  Basic                                    $      (1.49)                 $      (0.42)
Average number of common shares and
 common share equivalents outstanding:
  Diluted                                     8,705,527                     8,705,527
  Basic                                       8,705,527                     8,705,527

    (a) 2005 adjustments include $4.7 million for the supply chain transaction, $2.5 million for parts merchandise strategy and rationalization of the Company's product assortment, and $2.6 million of stock option buyout and severance costs for former executives. Management believes that an assessment of the Company's ongoing operating results for its fourth quarter 2005 excluding charges for its supply chain transaction, parts merchandise strategy, and severance/stock option buyout costs is useful to investors to permit comparison of ongoing operations.

    (b) On a generally accepted accounting principles (GAAP) basis, LESCO cannot recognize the benefit of establishing a deferred tax asset to be realized in a future period because of the required accounting treatment for its current tax position. Management believes that in order to present meaningful comparison to historical Company results, a tax benefit should be reflected based on the operating loss recorded in the fourth quarters of 2005 and 2004. This assumes that LESCO will realize benefits in the future from its deferred tax assets. The adjusted results reflect a tax benefit calculated assuming a tax rate of 39%.

    (c) 2004 adjustments include $2.0 million for corporate relocation, $(0.1) million for hurricane/flood expense, and $5.2 million for vendor contract termination costs. Management believes that an assessment of the Company's ongoing operating results for its fourth quarter 2004 excluding charges for its relocation of corporate offices, hurricane/flood expense and vendor contract termination costs is useful to investors to permit comparison of ongoing operations.

                                   LESCO, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                         GAAP to Non-GAAP Reconciliation

                                              Three Months Ended December 31, 2005
                                           ------------------------------------------
                                                                            Results
                                                                          Including
                                               GAAP           (b)(c)      Adjustments
                                             Results       Adjustments    (Non-GAAP)
                                           ------------   ------------   ------------
(Dollars in thousands,
 except per share data)
Net sales                                  $    575,745   $          -   $    575,745
  Cost of product (including
   distribution costs)                         (434,334)         6,260       (428,074)
Gross profit on sales                           141,411          6,260        147,671
  Selling expense                               (98,837)             -        (98,837)
  General & administrative expense              (26,739)         2,635        (24,104)
  Merchant discounts and provision
     for doubtful accounts                      (15,893)             -        (15,893)
  Pre-opening expense                            (1,607)             -         (1,607)
  Corporate relocation                                -              -              -
  Hurricane/flood expense                             -              -              -
  Vendor contract termination                      (474)           474              -
  Supply chain transaction expense              (24,039)        24,039              -
  Other expense                                    (118)             -           (118)
  Other income                                      470              -            470

(Loss) income before interest and
 taxes                                          (25,826)        33,408          7,582
Interest expense, net                              (856)             -           (856)
(Loss) income before taxes                      (26,682)        33,408          6,726
Income tax (provision) benefit:
  Current                                             -         (2,623)        (2,623)
  Deferred                                        9,536              -          9,536
  Change in valuation allowance                  (9,536)             -         (9,536)
                                                      -         (2,623)        (2,623)
Net (loss) income                          $    (26,682)  $     30,785   $      4,103
(Loss) earnings per common share:
  Diluted                                  $      (3.00)                 $       0.45
  Basic                                    $      (3.00)                 $       0.46
Average number of common shares and
 common share equivalents outstanding:
  Diluted                                     8,887,024                     9,179,364
  Basic                                       8,887,024                     8,887,024

                                              Three Months Ended December 31, 2005
                                           ------------------------------------------
                                                                            Results
                                                                          Including
                                               GAAP           (b)(c)      Adjustments
                                             Results       Adjustments    (Non-GAAP)
                                           ------------   ------------   ------------
(Dollars in thousands,
 except per share data)
Net sales                                  $    561,041   $          -   $    561,041
  Cost of product (including
   distribution costs)                         (422,617)           799       (421,818)
Gross profit on sales                           138,424            799        139,223
  Selling expense                               (91,758)             -        (91,758)
  General & administrative expense              (27,000)             -        (27,000)
  Merchant discounts and provision                                                  -
     for doubtful accounts                      (10,757)             -        (10,757)
  Pre-opening expense                            (1,158)             -         (1,158)
  Corporate relocation                           (6,878)         6,878              -
  Hurricane/flood expense                        (1,243)         1,243              -
  Vendor contract termination                    (4,404)         4,404              -
  Supply chain transaction expense                    -              -              -
  Other expense                                    (272)             -           (272)
  Other income                                      508              -            508

(Loss) income before interest and
 taxes                                           (4,538)        13,324          8,786
Interest expense, net                              (747)             -           (747)
(Loss) income before taxes                       (5,285)        13,324          8,039
Income tax (provision) benefit:
  Current                                          (340)        (2,795)        (3,135)
  Deferred                                        2,363              -          2,363
  Change in valuation allowance                  (2,363)             -         (2,363)
                                                   (340)        (2,795)        (3,135)
Net (loss) income                          $     (5,625)  $     10,529   $      4,904
(Loss) earnings per common share:
  Diluted                                  $      (0.65)                 $       0.55
  Basic                                    $      (0.65)                 $       0.56
Average number of common shares and
 common share equivalents outstanding:
  Diluted                                     8,696,356                     8,943,205
  Basic                                       8,696,356                     8,696,356

    (a) 2005 adjustments include $24.0 million for the supply chain transaction, $6.3 million for parts merchandise strategy and rationalization of the Company's product assortment, $.5 million for vendor contract termination, and $2.6 million of stock option buyout and severance costs for former executives. Management believes that an assessment of the Company's ongoing operating results for the year ended December 31, 2005 excluding charges for its supply chain transaction, parts merchandise strategy, settlement costs to KPAC, and severance/stock option buyout costs is useful to investors to permit comparison of ongoing operations.

    (b) On a generally accepted accounting principles (GAAP) basis, LESCO cannot recognize the benefit of establishing a deferred tax asset to be realized in a future period because of the required accounting treatment for its current tax position. Management believes that in order to present a meaningful comparison to historical Company results, a tax expense should be reflected based on the operating income recorded in the annual results of 2005 and 2004. This assumes that LESCO will realize benefits in the future from its deferred tax assets. The adjusted results reflect a tax expense calculated assuming a tax rate of 39%.

    (c) 2004 adjustments include $6.9 million for corporate relocation, $1.2 million for hurricane/flood expense, and $5.2 million for vendor contract termination costs. Management believes that an assessment of the Company's ongoing operating results for its year ended December 31, 2004 excluding charges for its relocation of corporate offices, hurricane/flood expense, and vendor contract termination charges is useful to investors to permit comparison of ongoing operations.

SOURCE  LESCO, Inc.
    -0-                             03/03/2006
    /CONTACT: Michael Weisbarth, Chief Financial Officer and Treasurer of LESCO, Inc., +1-216-706-9250/
    /Web site:  http://www.lesco.com/